Exhibit 99.1

Following Successful FDA Marketing Clearance of the CompuFlo™ Epidural Instrument, Milestone Scientific Appoints Daniel Goldberger as CEO to Lead Transition to a Commercially Focused Global Medical Device Company

Leonard Osser to Continue as Director of China Operations and a Board Member

LIVINGSTON, NJ, July 11, 2017 -- Milestone Scientific Inc. (NYSE: MLSS), developer of painless and precise computerized drug delivery instruments, today announced the appointment of Daniel Goldberger as Chief Executive Officer. Leonard Osser, who previously served as Chief Executive Officer, will continue as a member of the Board of Directors and Director of China Operations of Milestone Scientific.

The appointment follows the June 12, 2017 announcement that the Company’s CompuFlo® Epidural Computer Controlled Anesthesia System received 510(k) clearance from the U.S. Food and Drug Administration (FDA). Mr. Goldberger’s responsibilities will include transitioning Milestone to a commercially focused global medical device company, and formally launching the CompuFlo® Epidural System, which provides anesthesiologists and other health care providers for the first time, the ability to quantitatively determine and document the pressure at the needle tip in real-time.

Epidurals represent a multi-billion dollar global market and potential complications with conventional standard of care include wet tap (punctured dura), neurological injuries, and paraplegia. The CompuFlo® Epidural's proprietary DPS Dynamic Pressure Sensing Technology™ (DPS) allows the CompuFlo® Epidural system to provide objective visual and audible in-tissue pressure feedback that allows anesthesiologists to identify the epidural space.

Mr. Goldberger is a seasoned senior executive, consultant and board member with 35 years of life sciences and medical device experience, including sales, commercial scaling, supply chain, and business analytics. Mr. Goldberger has held senior leadership and board of directors positions at medical technology companies including Xtant Medical Holdings, Sound Surgical Technologies/Solta Medical, Xcorporeal, and Glucon. As CEO of Xtant, he oversaw a tripling of sales from $30 million to $90 million over a three and one-half year period. He also guided Xtant through a period of improved profitability and substantially increased enterprise value. With Sound Surgical, he boosted revenue from $9 million to $40 million over six years through a strategic restructuring and new product development. Dan holds a BS in Mechanical Engineering from MIT and an MS in Mechanical Engineering from Stanford University.

"I am thrilled to accept this position at such an important inflection point as Milestone transitions from an R&D focused organization to a commercially focused medical device company,” said Mr. Goldberger. “Milestone’s painless and precise computerized injection technology platform has the potential to transform drug delivery. Over the coming years, we will be laser focused on sales and marketing activities, including building our global distribution network. Since receiving marketing clearance for the first instruments in Europe, Milestone has been successful in attracting key opinion leaders. Following our recent FDA marketing clearance of the epidural instrument, I look forward to now converting the growing enthusiasm among medical practitioners into broad global commerical adoption.”

Leonard Osser, founder and member of the Board of Directors, stated, "We are pleased to announce the appointment of Daniel Goldberger as Chief Executive Officer. He brings a proven track record driving sales and global market adoption of medical devices to Milestone. Dan’s skill sets will be invaluable as we enter the next phase of our growth, in which we will be heavily focused on the commercial rollout of our epidural instrument. As a member of the Board of Directors, Director of China Operations and a significant stockholder, I look forward to overseeing our continued expansion in China and supporting Dan in his leadership role.”

Leslie Bernhard, Chairman of Milestone Scientific, further noted, “Since returning as CEO, Leonard Osser has executed on a focused vision to bring our technology to the medical industry. This vision has now been realized with the recent FDA clearance of our epidural instrument, as well as European marketing clearance of both the epidural and intra-articlular instruments. Dan Goldberger had been tapped by Leonard and the board to lead Milestone into its next stage of commercial growth and development. We look forward to establishing Milestone’s platform technology as the standard-of-care in painless and precise drug delivery in the U.S., Europe and around the world.”

About Milestone Scientific Inc.

Milestone Scientific Inc. (MLSS) is a medical device company that designs, patents and commercializes innovative injection technologies. Milestone's computer-controlled systems are designed to make injections precise, efficient, and virtually painless. For more information please visit our website:www.milestonescientific.com.

Safe Harbor Statement

This press release contains forward-looking statements regarding the timing and financial impact of Milestone's ability to implement its business plan, successfully commercialize its medical devices, achieve expected revenues, and obtain incremental regulatory approvals and otherwise achieve future success. These statements involve a number of risks and uncertainties and are based on assumptions involving judgments with respect to future economic, competitive and market conditions, future business decisions and regulatory developments, all of which are difficult or impossible to predict accurately and many of which are beyond Milestone's control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, failure to achieve expected revenue growth, changes in our operating expenses, adverse patent rulings, FDA or legal developments, competitive pressures, changes in customer and market requirements and standards, and the risk factors detailed from time to time in Milestone's periodic filings with the Securities and Exchange Commission, including without limitation, Milestone's Annual Report for the year ended December 31, 2016. The forward looking statements in this press release are based upon management's reasonable belief as of the date hereof. Milestone undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:

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Crescendo Communications, LLC

Email: mlss@crescendo-ir.com

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